Exhibit 4.1

FIRST AMENDMENT

TO

PRE-PREFUNDED COMMON STOCK PURCHASE WARRANT

THIS FIRST AMENDMENT TO PRE-FUNDED COMMON STOCK PURCHASE WARRANT (this “Amendment”), dated as of August 12, 2020, by and between LiqTech International, Inc. (the “Company”) and Lytton-Kambara Foundation (together with its assigns, the “Holder”), amends that certain Pre-Funded Common Stock Purchase Warrant issued on May 27, 2020 by the Company to the Holder with respect to 515,000 shares of the Company’s Common Stock as Warrant Certificate No.: PFW-1 (the “Warrant”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Warrant.

RECITALS

WHEREAS, Section 5(1) of the Warrant provides that the Warrant may be amended by the written consent of the Company and the Holder.

NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein and of other good and valuable consideration, the receipt and legal sufficiency of which they hereby acknowledge, and intending to be legally bound hereby, the parties hereby agree as follows:

Section 1.     Section 3(e) is hereby deleted and replaced in its entirety by the following, with italicized text added to the original text:

“(e)     Fundamental Transaction.

(1)     If, any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a stock split, combination or reclassification of shares of Common Stock covered by Section 3(a) above), or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternative Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, solely in the event of a Fundamental Transaction that is approved by the Board of Directors of the Company, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase this Warrant from the Holder by paying to the older an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a five-year period, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (D) a remaining option time equal to five years from the date of the public announcement of the applicable Fundamental Transaction. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds within five Business Days of the Holder’s election (or, if later, on the effective date of the Fundamental Transaction). The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.”

Section 2.     General

(a)     No Other Amendments. Except as expressly set forth in this Amendment, all of the other terms and conditions of the Warrant shall remain in full force and effect on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Warrant, or any other right, remedy, power or privilege of any party, except as expressly set forth herein.

(b)     References to Warrant. Each party acknowledges and agrees that all references to the Warrant refer to the Warrant as amended by this Amendment (or as the Warrant may be further amended or modified after the hereof in accordance with the terms of the Warrant).

(c)     Counterparts. This Amendment may be executed in any number of counterparts, including by facsimile or other electronic transmission, by the parties hereto, each of which counterparts when so executed shall be an original, but all counterparts taken together shall constitute one and the same instrument.

(d)     Miscellaneous. Sections 5(c), 5(e), 5(h), 5(l), 5(m) and 5(n) of the Warrant are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Amendment as if all references to the “Warrant” contained therein were instead references to this Amendment.

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(Signature Page Follows)

IN WITNESS WHEREOF, the Company and the Holder have caused this Amendment to be duly executed as of the date first above indicated.

LIQTECH INTERNATIONAL, INC. By: /s/ Sune Mathiesen Name: Sune Mathiesen Title: Chief Executive Officer LYTTON-KAMBARA FOUNDATION By: /s/ Laurence W. Lytton Name: Laurence W. Lytton Title: President